Press Release
Source: Movie Gallery, Inc.

Movie Gallery Reports a 5.5% Decrease in Same-Store Revenues for the Second Quarter of 2005

Tuesday July 19, 7:00 am ET
DOTHAN, Ala., July 19 /PRNewswire-FirstCall/ -- Movie Gallery, Inc.
(Nasdaq: MOVI - News), the nation's second largest video retailer, today announced a 5.5% decrease in same-store revenues for the second quarter of 2005. The following table is a summary breakdown of the Company's same-store revenues for the quarter:


                                       Movie       Hollywood       Total
                                      Gallery    Entertainment   Company
    Rental                             -8.7%         -8.2%         -8.4%

    Sell-through                       -1.2%         12.9%         10.6%

    Total                              -8.1%         -4.4%         -5.5%

"We were disappointed to see that our same-store revenues in both the rural and urban markets were adversely impacted by the weak home video release schedule," said Joe Malugen, Chairman, President and Chief Executive Officer. "Coming into the quarter, we were internally forecasting our same-store revenues to be down slightly; however, for the month of June our same-store rental revenues were down 12%, which was significantly softer than anticipated. Although we have seen some improved trends over the past few weeks, we believe that the continuation of an unimpressive slate of titles will adversely impact our business in both the rural and urban markets during the third quarter."

"However, we do expect this trend to improve in the fourth quarter, reflecting a more favorable release schedule primarily in the $10-$50 million category," added Malugen. "The fourth quarter of 2005 should also benefit from popular titles in the $100+ million category such as Batman Begins, Star Wars Episode 3, War of the Worlds, The Island, Mr. and Mrs. Smith, and Fantastic Four."

"In addition, we are making excellent progress with the integration of both Hollywood and VHQ, and we expect both of these transactions to increase our shareholder value in the long term," said Malugen. "At this early stage of the Hollywood merger, we are excited about, and pleased with the progress of consolidation of functions and operations, the migration of best practices between the two companies, and the synergies that stem from our combined buying power in the marketplace. This is a complex process, and we are committed to moving forward as quickly as possible, without taking our eyes off our core business. Because of the complexities and uncertainties involved from both an operational and accounting standpoint, we have decided to defer reviewing a more detailed merger update and our earnings guidance with the investment community until the second quarter conference call."

During the second quarter of 2005, the Company successfully completed the acquisitions of Hollywood Entertainment Corporation and VHQ Entertainment Inc. As a result of these acquisitions and new store openings, at quarter end, we had a total of 4,710 stores throughout North America, with 4,430 stores in the United States, 273 stores in Canada, and 7 stores in Mexico. We currently expect that the combined Company will open approximately 300 new stores in 2005, which is revised from the Company's previous guidance of approximately 400 new stores.

The Company intends to release final financial results for the second quarter of 2005 on or about August 12.

About Movie Gallery
Movie Gallery is the second largest North American video rental company with annual revenue in excess of $2.5 billion and more than 4,700 stores located in all 50 U.S. states, Mexico and Canada. Since the Company's initial public offering in August 1994, Movie Gallery has grown from 97 stores to its present size through acquisitions and new store openings.

Forward-Looking Statements
This release contains forward-looking statements, including statements relating to Movie Gallery's recent acquisition of Hollywood Entertainment, VHQ Entertainment, and the anticipated benefits to Movie Gallery's shareholders. The forward-looking statements in this release are based upon the Company's current intent, estimates, expectations and projections and involve a number of risks and uncertainties. These risks and uncertainties include, but are not limited to: (i) our ability to integrate appropriate functions of Hollywood; (ii) effects of the long-term indebtedness that was incurred to fund the acquisition of Hollywood, including compliance with all related covenants; (iii) the number of new store openings during the year;
(iv) declines in same-store revenues; (v) the Company's actual expenses differ from estimates and expectations; (vi) competitive pressures are greater than anticipated; (vii) availability of new movie releases priced for sale may negatively impact consumers' desire to rent movies; (viii) movie studios could change their distribution policies; (ix) video game hardware and software manufacturers may fail to introduce new products; (x) Movie Gallery's and Hollywood's information systems may fail to perform as anticipated; (xi) consumer demand for movies and games may be less than expected; (xii) availability of movies and games may be less than expected;
(xiii) competitive pressures, including technological advances, may be greater than anticipated; (xiv) the Company may expand its investment in existing strategic initiatives for alternative delivery of media content or choose to invest in significant new strategic initiatives; (xv) risks and costs related to integrating acquisitions; and (xvi) other risks described in Movie Gallery's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Cautionary Statements" in Movie Gallery's annual report on Form 10-K for the fiscal year ended January 2, 2005. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

     Contact:
     Michelle Lewis
     Thomas Johnson
     Movie Gallery, Inc.
     (334) 677-2108


Source: Movie Gallery, Inc